EXHIBIT 99.1

	Contact: Trans World Entertainment John Anderson Chief Financial Officer (518) 452-1242	Contact: Financial Relations Board Marilynn Meek (mmeek@frbir.com) (212) 827-3773

38 Corporate Circle Albany, NY 12203

www.twec.com		NEWS RELEASEE

Trans World Entertainment Names Scott Hoffman

as Chief Merchandising Officer

Albany, NY June 16, 2015 - Trans World Entertainment Corporation (Nasdaq: TWMC) today announced that Scott Hoffman has been named Chief Merchandising Officer, reporting directly to Mike Feurer, CEO. In his new role, Mr. Hoffman will be responsible for overseeing all aspects of merchandising strategy.

“I am extremely pleased to have someone with Scott’s experience and talent join our team and lead our merchandising strategy” stated Mike Feurer, the Company CEO. “He brings deep experience across a wide range of product categories, has strong industry relationships, and has the expertise to innovate quickly to create a customer experience that drives loyalty and results. We look forward to utilizing his expertise in further developing our business as we focus on providing our customers with the most compelling entertainment and pop culture-centric experience in the marketplace,” Mr. Feurer added.

Mr. Hoffman brings more than twenty years of industry experience and a strong track record of building businesses across multiple product categories. He has extensive experience in all aspects of merchandising, product development, licensing, and branding, having held executive level positions with national retailers including Finish Line, Steve & Barry’s, and Brooks Brothers. Most recently he served as Executive Vice President & Chief Merchandising Officer of G.H. Bass & Co. His prior experience includes the development and management of several high profile entertainment and athlete brand partnerships. He began his career at Lord & Taylor.

Trans World Entertainment is a leading specialty retailer of entertainment products, including video, trend, music, electronics, video games and related products. The Company operates retail stores in the United States and Puerto Rico, primarily under the names f.y.e. for your entertainment and Suncoast and on the web at www.fye.com, www.wherehouse.com, and www.secondspin.com.

Certain statements in this release set forth management's intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.